Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is entered into as of March 20, 2026 (the “Amendment Effective Date”), by and between Off The Hook YS, Inc., a Nevada corporation (the “Company”), and Chad Corbin, an individual (the “Employee”).

RECITALS

WHEREAS, the Company and the Employee entered into that certain Employment Agreement dated May 9, 2025 (the “Agreement”), pursuant to which the Employee is employed as the Chief Financial Officer of the Company; and

WHEREAS, the Company and the Employee desire to amend the Agreement to modify the Employee’s base salary and to revise the performance bonus structure, effective as of the Amendment Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AMENDMENT

1. Amendment to Section 4(a) – Base Salary

Section 4(a) of the Agreement is hereby amended and restated in its entirety, effective as of March 1, 2026, to read as follows:

“(a) Salary. During the Term of this Agreement, the Employee shall be paid a base salary (the “Base Salary”) paid twice monthly, at an annualized rate of Two Hundred Fifty Thousand Dollars ($250,000), effective March 1, 2026. The Employee’s Base Salary shall continue to be subject to the Cost of Living Adjustment provisions set forth in Section 4(e) of the Agreement.”

2. Amendment to Section 4(b) – Performance Bonus

Section 4(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Performance Bonus. The Employee shall be eligible to earn an annual performance bonus equal to twenty percent (20%) of the Employee’s then-current Base Salary (the “Performance Bonus”), subject to the following terms and conditions:

(i) Performance Metrics. The specific performance metrics and goals upon which the Performance Bonus shall be based (the “Performance Metrics”) shall be mutually agreed upon in writing by the Employee and the Chief Executive Officer of the Company no later than June 30, 2026 for the initial bonus year, and no later than March 31 of each subsequent calendar year for each year thereafter.

(ii) Eligibility Requirement. The Performance Bonus for any calendar year shall be payable to the Employee if, and only if, the Employee remains continuously employed by the Company through December 31 of such calendar year, and as of each December 31 thereafter during the Term. For the avoidance of doubt, the Employee must be employed by the Company on December 31 of the applicable calendar year in order to be eligible to receive the Performance Bonus for that year; provided, however, that if the Employee’s employment is terminated by the Company without Cause pursuant to Section 12(d) of the Agreement, or by the Employee for Good Reason pursuant to Section 12(e) of the Agreement, prior to December 31 of any applicable year, the Employee shall be entitled to receive the Performance Bonus for such year on a pro-rata basis, as determined by the Compensation Committee in its reasonable discretion.

(iii) Payment. The Performance Bonus, if earned, shall be paid to the Employee in a single lump-sum payment no later than March 15 following the end of the applicable calendar year in which the Performance Bonus was earned, subject to all applicable tax withholdings and deductions.

(iv) Discretionary Awards. Notwithstanding the foregoing, the Compensation Committee and the Board of Directors retain the right, in their sole discretion, to award additional compensation to the Employee for outstanding performance or achievement beyond the Performance Metrics.”

3. Amendment to Appendix A

Appendix A to the Agreement (Bonus Targets and Performance Goals) is hereby amended to provide that, commencing with the calendar year beginning January 1, 2026, the annual Performance Bonus shall be twenty percent (20%) of the Employee’s Base Salary, subject to the attainment of Performance Metrics mutually agreed upon in writing by the Employee and the Chief Executive Officer of the Company in accordance with Section 4(b), as amended herein. All other provisions of Appendix A not inconsistent with this Amendment remain in full force and effect.

4. Ratification of Agreement

Except as expressly amended or modified by this Amendment, the Agreement shall remain unchanged and in full force and effect. In the event of any conflict between this Amendment and the Agreement, the terms of this Amendment shall govern and control.

5. Entire Agreement

This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior negotiations, representations, warranties, and understandings with respect to such subject matter.

6. Counterparts

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Electronic signatures shall be deemed valid and binding to the same extent as original signatures.

7. Governing Law

This Amendment shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to its conflicts of law principles, consistent with Section 14(j) of the Agreement.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Employment Agreement as of the date first written above.

OFF THE HOOK YS, INC.		EMPLOYEE

By:	/s/ Brian S. John	By:	/s/ Chad Corbin

Name:	Brian S. John	Name:	Chad Corbin

Title:	Chief Executive Officer	Title:	Chief Financial Officer

Date:	4/6/2026	Date:	4/6/2026